Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2009 Second Quarter Earnings of $0.4 Million

Business Editors - New York – (Business Wire – July 14, 2009)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today reported net earnings for the second quarter of 2009 (“Q2-09”) of $0.4 million, or $0.04 per diluted common share, compared to $1.9 million, or $0.22 per share, for the second quarter of 2008 (“Q2-08”). The decrease in net earnings was due a $2.3 million increase in noninterest expenses, a $1.1 million decrease in noninterest income and $0.4 million of dividend requirements related to outstanding preferred stock held by the U.S. Treasury under the TARP program. The aggregate of these items was partially offset by a $1.2 million decrease in the provision for income tax expense and a $1.1 million increase in net interest and dividend income.

Net interest and dividend income increased to $10.2 million in Q2-09 from $9.1 million in Q2-08, primarily reflecting $173 million of growth in interest earning assets. The Company’s net interest margin improved to 1.75% in Q2-09, from 1.69% in Q2-08 due to lower deposit and borrowing costs, which decreased the cost of funds to 3.95% in Q2-09 from 4.70% in Q2-08. This decrease was largely offset by $360 million of calls in the first half of 2009 of higher yielding U.S. government agency security investments (coupled with the reinvestment of those proceeds into the same types of securities with lower market rates of approximately 100 basis points) and lower yields earned on overnight investments. The yield on interest-earning assets decreased to 5.30% in Q2-09 from 5.92% in Q2-08. The provision for loan losses amounted to $2.7 million in Q2-09, compared to $2.8 million in Q2-08. The Company continues to be negatively impacted by the downturn in the economy and lower commercial real estate values. Noninterest expenses increased to $6.5 million in Q2-09 from $4.2 million in Q2-08 primarily due to a 444% increase, or $1.8 million, in FDIC insurance expense due to higher premium rates and a special assessment in June, both of which have been imposed on all FDIC insured banks, and a $0.4 million increase in expenses associated with nonperforming assets. Noninterest income decreased to $0.1 million in Q2-09 from $1.1 million in Q2-08 primarily due to a $0.5 million decrease in income from early repayment of loans and a $0.3 million impairment charge on certain trust preferred security investments. The Company’s effective income tax rate was 23% in Q2-09, compared to 43% in Q2-08. The lower rate was due to a $0.2 million income tax refund of prior year taxes. The Company had 73 employees at June 30, 2009, compared to 71 employees at June 30, 2008.

Net earnings for the six-months ended June 30, 2009 decreased by $3.3 million from the same period of 2008 due to a $4.8 million increase in noninterest expenses, a $1.9 million decrease in noninterest income and $0.8 million of preferred stock dividend requirements, partially offset by a $2.2 million decrease in the provision for income taxes, a $1.5 million increase in net interest and dividend income and a $0.5 million decrease in the provision for loan losses.

Total assets at June 30, 2009 were $2.38 billion, compared to $2.27 billion at December 31, 2008, reflecting growth in loans and security investments, partially offset by a lower level of overnight investments.

Total securities held to maturity amounted to $567 million at June 30, 2009, a $91 million increase from $476 million at December 31, 2008. At June 30, 2009, the portfolio had a weighted-average remaining contractual maturity and a yield of 4.7 years and 2.94%, respectively. The Company does not own or invest in any CDOs, CMOs or any preferred or common stock of FNMA or FHLMC.

Total loans, net of unearned fees, amounted to $1.75 billion at June 30, 2009, a $40 million increase from $1.71 billion at December 31, 2008. The increase was due to $129 million of new originations secured primarily by commercial real estate exceeding the aggregate of $77 million of principal repayments, $9.4 million of loans transferred to foreclosed real estate and $2.3 million of loan chargeoffs. The new loans are nearly all fixed-rate with a weighted-average yield and term of 6.57% and 5.3 years, respectively. New loan originations for the first half of 2008 amounted to $226 million.

Total nonperforming assets at June 30, 2009 amounted to $148.0 million, or 6.22% of total assets, compared to $117.7 million, or 5.18%, at December 31, 2008. At June 30, 2009, nonperforming assets were comprised of $129.8 million of nonaccrual loans, or 39 loans, and $18.2 million (net of a $0.8 million valuation allowance) of real estate acquired through foreclosure, or 6 properties. At June 30, 2009, the Company also had $76 million of accruing restructured loans on which the Company has granted certain concessions to provide payment relief generally consisting of the deferral of principal and or a partial reduction in interest payments for a period of time.

The Company is taking various steps to resolve its nonaccrual loans, including proceeding with foreclosures on many of the collateral properties as well as working with certain borrowers to provide payment relief. The Company believes that concentrating its effort towards the individual collection of nonaccrual loans either through the restructure of certain loans or through the acquisition and eventual sale of the collateral properties in most cases will maximize the recovery of the Company’s investment. The Company’s ability to complete foreclosure or other proceedings to acquire and sell certain collateral properties however continues to be delayed by various factors including bankruptcy proceedings and an overloaded court system. As a result of these delays, the timing and amount of the resolution/disposition of nonaccrual loans as well as foreclosed real estate cannot be predicted with certainty. In addition, if the current downturn in commercial real estate values and local economic conditions in both New York and Florida as well as other factors noted above continue for an additional extended period, it could have an adverse impact on the Company’s future asset quality and level of nonperforming assets, charge offs and profitability. There can be no assurance that the Company will not incur significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and disposing of foreclosed real estate. The Company does not own or originate construction/development loans or condominium conversion loans.

The total allowance for loan losses increased to $32.0 million at June 30, 2009, from $28.5 million at December 31, 2008. The increase was due to $4.5 million of loan loss provisions and a $1.3 million partial recovery of a previous chargeoff, partially offset by $2.3 million of new chargeoffs. The allowance represented 1.84% of total loans (net of deferred fees) at June 30, 2009, compare to 1.67% at December 31, 2008. At June 30, 2009 and December 31, 2008, a SFAS No. 114 specific valuation allowance (included as part of the overall allowance for loan losses) in the aggregate amount of $13.5 million and $8.2 million, respectively, was maintained on nonaccrual and restructured loans, all of which are considered impaired loans.

Total deposits at June 30, 2009 increased to $1.99 billion, from $1.86 billion at December 31, 2008, reflecting an increase of $98 million in money market accounts and a $31 million increase in certificate of deposit accounts. Total borrowed funds and related interest payable at June 30, 2009 decreased to $118 million, from $149 million at December 31, 2008, reflecting the early repayment of $30 million of higher rate subordinated debentures.

Total stockholders’ equity at June 30, 2009 increased to $213.1 million, from $212.0 million at December 31, 2008 primarily due to net earnings of $0.9 million for the period. In April 2009, the Company’s wholly owned subsidiary, Intervest National Bank (the “Bank”) agreed with the OCC, its primary regulator, to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%. At June 30, 2009, the Bank’s actual capital ratios were in excess of these levels and were 13.33%, 12.08% and 9.94%, respectively.

Intervest Bancshares Corporation is a holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans and deposits; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

	Quarter Ended		Six-Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Selected Operating Data:
Interest and dividend income	$30,804	$31,776	$61,483	$63,564
Interest expense	20,607	22,712	41,996	45,645

Net interest and dividend income	10,197	9,064	19,487	17,919
Provision for loan losses	2,686	2,753	4,543	5,016

Net interest and dividend income after provision for loan losses	7,511	6,311	14,944	12,903
Noninterest income	57	1,139	130	2,082
Noninterest expenses	6,554	4,197	12,493	7,715

Earnings before income taxes	1,014	3,253	2,581	7,270
Provision for income taxes	236	1,392	908	3,128

Net earnings before preferred dividend requirements	778	1,861	1,673	4,142
Preferred dividend requirements (1)	409	—	814	—

Net earnings available to common stockholders	$369	$1,861	$859	$4,142

Basic earnings per common share	$0.04	$0.22	$0.10	$0.50
Diluted earnings per common share	$0.04	$0.22	$0.10	$0.50
Cash dividends paid per common share	$—	$0.25	$—	$0.25
Average common shares used to calculate:
Basic earnings per common share	8,270,812	8,270,812	8,270,812	8,247,241
Diluted earnings per common share (2)	8,270,812	8,270,812	8,270,812	8,251,589
Common shares outstanding at end of period	8,270,812	8,270,812	8,270,812	8,270,812
Common stock options/warrants outstanding at end of period	955,712	132,140	955,712	132,140
Yield on interest-earning assets	5.30%	5.92%	5.40%	6.04%
Cost of funds	3.95%	4.70%	4.12%	4.82%
Net interest margin (3)	1.75%	1.69%	1.71%	1.70%
Return on average assets (annualized)	0.13%	0.34%	0.14%	0.39%
Return on average common equity (annualized)	1.64%	4.04%	1.77%	4.52%
Effective income tax rate	23.27%	42.79%	35.18%	43.03%
Efficiency ratio (4)	53%	34%	53%	34%
Total average loans outstanding	$1,739,859	$1,701,949	$1,726,844	$1,674,302
Total average securities outstanding	575,281	428,601	550,628	414,872
Total average short-term investments outstanding	16,320	28,201	16,764	28,704
Total average interest-earning assets outstanding	2,331,460	2,158,751	2,294,236	2,117,878
Total average assets outstanding	2,359,924	2,179,331	2,320,792	2,137,491
Total average interest-bearing deposits outstanding	$1,972,245	$1,802,455	$1,930,739	$1,762,543
Total average borrowings outstanding	120,982	141,383	126,192	142,925
Total average interest-bearing liabilities outstanding	2,093,227	1,943,838	2,056,931	1,905,468
Total average stockholders’ equity	212,733	184,185	212,448	183,088

	At Jun 30,	At Mar 31,	At Dec 31,	At Sep 30,	At Jun 30,
	2009	2009	2008	2008	2008
Selected Financial Condition Information:
Total assets	$2,380,044	$2,317,613	$2,271,833	$2,180,746	$2,207,170
Total cash and short-term investments	23,441	30,203	54,903	21,969	16,726
Total securities held to maturity	566,722	544,702	475,581	410,844	430,934
Total FRB and FHLB stock	9,929	9,657	8,901	10,912	8,428
Total loans, net of unearned fees	1,746,087	1,708,752	1,705,711	1,691,851	1,723,213
Total deposits	1,995,165	1,938,123	1,864,135	1,734,820	1,809,683
Total borrowed funds and accrued interest payable	118,035	122,194	149,566	210,551	168,063
Total preferred equity	23,273	23,177	23,080	—	—
Total common equity	189,864	189,440	188,894	186,230	183,549
Book value per common share	22.96	22.90	22.84	22.52	22.19
Total allowance for loan losses	$32,054	$30,371	$28,524	$25,828	$26,609
Total loan recoveries for the quarter	1,329	—	—	—	—
Total loan chargeoffs for the quarter	2,332	10	—	4,227	—
Total accruing troubled debt restructurings (5)	76,210	30,586	—	—	—
Total loans ninety days past due and still accruing	6,367	1,958	1,964	—	3,051
Total nonaccrual loans	129,784	119,305	108,610	82,759	119,078
Total foreclosed real estate	18,214	9,742	9,081	25,099	7,272
Allowance for loan losses/net loans	1.84%	1.78%	1.67%	1.53%	1.54%

(1)	Represents accrued dividends on $25 million of 5% cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock options/warrants were assumed to be exercised during the period. Outstanding options/warrants are dilutive when their exercise price is above the average market price of the Class A common stock during the reporting periods.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income.
(4)	Represents noninterest expenses (excluding provision for loan losses & real estate expenses) as a percentage of net interest and dividend income plus noninterest income.
(5)	Represent loans whose terms have been modified mostly through the deferral of principal and or a partial reduction in interest payments.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Six-Months Ended June 30, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005
Balance Sheet Highlights:
Total assets	$2,380,044	$2,271,833	$2,021,392	$1,971,753	$1,706,423
Asset growth rate	5%	12%	3%	16%	30%
Total loans, net of unearned fees	$1,746,087	$1,705,711	$1,614,032	$1,490,653	$1,367,986
Loan growth rate	2%	6%	8%	9%	35%
Total deposits	$1,995,165	$1,864,135	$1,659,174	$1,588,534	$1,375,330
Deposit growth rate	7%	12%	4%	16%	38%
Loans/deposits (Intervest National Bank)	82%	85%	88%	84%	88%
Total borrowed funds and accrued interest payable	$118,035	$149,566	$136,434	$172,909	$155,725
Preferred equity	$23,273	$23,080	$—	$—	$—
Common equity	$189,864	$188,894	$179,561	$170,046	$136,178
Common shares outstanding	8,270,812	8,270,812	8,075,812	8,371,595	7,823,058
Common book value per share	$22.96	$22.84	$22.23	$20.31	$17.41
Market price per common share	$3.50	$3.99	$17.22	$34.41	$24.04
Asset Quality Highlights
Nonaccrual loans .	$129,784	$108,610	$90,756	$3,274	$750
Foreclosed real estate	18,214	9,081	—	—	—
Accruing troubled debt restructurings (1)	76,210	—	—	—	—
Loans ninety days past due and still accruing	6,367	1,964	11,853	—	2,649
Allowance for loan losses	32,054	28,524	21,593	17,833	15,181
Loan recoveries	1,329	—	—	—	—
Loan chargeoffs	2,342	4,227	—	—	—
Allowance for loan losses/net loans	1.84%	1.67%	1.34%	1.20%	1.11%
Statement of Operations Highlights:
Interest and dividend income	$61,483	$128,497	$131,916	$128,605	$97,881
Interest expense	41,996	90,335	89,653	78,297	57,447

Net interest and dividend income	19,487	38,162	42,263	50,308	40,434
Provision for loan losses	4,543	11,158	3,760	2,652	4,075
Noninterest income	130	5,026	8,825	6,855	6,594
Noninterest expenses	12,493	18,873	12,876	13,027	10,703

Earnings before income taxes	2,581	13,157	34,452	41,484	32,250
Provision for income taxes	908	5,891	15,012	17,953	14,066

Net earnings before preferred dividend requirements	1,673	7,266	19,440	23,531	18,184
Preferred dividend requirements (2)	814	41	—	—	—

Net earnings available to common stockholders	$859	$7,225	$19,440	$23,531	$18,184

Basic earnings per common share	$0.10	$0.87	$2.35	$2.98	$2.65
Diluted earnings per common share	$0.10	$0.87	$2.31	$2.82	$2.47
Adjusted net earnings used to calculate diluted earnings per common share	$859	$7,225	$19,484	$23,679	$18,399
Average common shares used to calculate:
Basic earnings per common share	8,270,812	8,259,091	8,275,539	7,893,489	6,861,887
Diluted earnings per common share	8,270,812	8,267,781	8,422,017	8,401,379	7,449,658
Net interest margin (3)	1.71%	1.79%	2.11%	2.75%	2.70%
Return on average assets	0.14%	0.34%	0.96%	1.28%	1.20%
Return on average common equity	1.77%	3.94%	11.05%	15.82%	16.91%
Effective income tax rate	35.18%	44.77%	43.57%	43.28%	43.62%
Efficiency ratio (4)	53%	33%	24%	23%	23%
Full-service banking offices	7	7	7	7	6

(1)	Represent loans whose terms have been modified mostly through the deferral of principal and or a partial reduction in interest payments.
(2)	Represents accrued dividends on $25 million of 5% cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 1.72% for the six-months ended June 30, 2009, 1.77% for 2008, 2.60% for 2007, 3.24% for 2006 and 2.85% for 2005.
(4)	Represents noninterest expenses (excluding provision for loan losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.